Exhibit 4.1

CONVERTIBLE PROMISSORY NOTE

Effective Date: April 18, 2022	U.S. $10,600,000.00

FOR VALUE RECEIVED, iMedia Brands, Inc., a Minnesota corporation (“Borrower”), promises to pay to Growth Capital Partners, LLC, a Utah limited liability company, or its successors or assigns (“Lender”), $10,600,000.00 and any interest, fees, charges, and late fees accrued hereunder on the date that is thirteen (13) months after the Purchase Price Date (the “Maturity Date”) in accordance with the terms set forth herein and to pay interest on the Outstanding Balance at the rate of seven percent (7%) per annum from the Purchase Price Date until the same is paid in full. All interest calculations hereunder shall be computed on the basis of a 360-day year comprised of twelve (12) thirty (30) day months, shall compound daily and shall be payable in accordance with the terms of this Note. This Convertible Promissory Note (this “Note”) is issued and made effective as of the date set forth above (the “Effective Date”). This Note is issued pursuant to that certain Securities Purchase Agreement dated April 18, 2022, as the same may be amended from time to time, by and between Borrower and Lender (the “Purchase Agreement”). Certain capitalized terms used herein are defined in Attachment 1 attached hereto and incorporated herein by this reference.

This Note carries an OID of $600,000.00. In addition, Borrower agrees to pay $20,000.00 to Lender to cover Lender’s legal fees, accounting costs, due diligence, monitoring and other transaction costs incurred in connection with the purchase and sale of this Note (the “Transaction Expense Amount”), which amount will be deducted from the Purchase Price. The purchase price for this Note shall be $10,000,000.00 (the “Purchase Price”), computed as follows: $10,600,000.00 original principal balance less the OID. The Purchase Price less the Transaction Expense Amount shall be payable by Lender by wire transfer of immediately available funds.

1.            Payment; Prepayment: Mandatory Prepayment.

1.1.             Payment. All payments owing hereunder shall be in lawful money of the United States of America or Conversion Shares (as defined below) and delivered to Lender at the address or bank account furnished to Borrower for that purpose. All payments shall be applied first to (a) costs of collection, if any, then to (b) fees and charges, if any, then to (c) accrued and unpaid interest, and thereafter, to (d) principal.

1.2.             Prepayment. Notwithstanding the foregoing, Borrower shall have the right to prepay all or any portion of the Outstanding Balance (less such portion of the Outstanding Balance for which Borrower has received a Redemption Notice (as defined below) from Lender where the applicable Conversion Shares have not yet been delivered). If Borrower exercises its right to prepay this Note prior to June 1, 2022, Borrower shall make payment to Lender of an amount in cash equal to 105% multiplied by the portion of the Outstanding Balance Borrower elects to prepay. If Borrower exercises its right to prepay this Note on or after June 1, 2022, Borrower shall make payment to Lender of an amount in cash equal to 107.5% multiplied by the portion of the Outstanding Balance Borrower elects to prepay.

1.3.             Mandatory Prepayment. While the Note is outstanding, Borrower will make a payment on this Note equal to twenty-five percent (25%) of the gross proceeds Borrower receives from the sale of any of its Common Stock or preferred stock up to a maximum of $5,000,000.00 (not including any prepayment premium) (a “Mandatory Prepayment”), within ten (10) days of receiving such amount. In the event Borrower does not timely make a Mandatory Prepayment, then the then-current Outstanding Balance will be increased by fifteen percent (15%) of the amount of the Mandatory Prepayment. For the avoidance of doubt, any Mandatory Prepayment will be considered a prepayment under Section 1.2, but any failure to make a Mandatory Prepayment will not be considered a Trigger Event (as defined below) hereunder.

2.            Security. This Note shall be unsecured.

3.            Lender Redemptions.

3.1.             Redemption Conversion Price. Subject to the adjustments set forth herein, the conversion price for each Redemption Conversion (as defined below) shall be the Redemption Conversion Price.

3.2.             Redemptions. Beginning on the date that is six (6) months from the Purchase Price Date (the “Redemption Start Date”), Lender shall have the right, exercisable at any time in its sole and absolute discretion, to redeem all or any portion of the Note (such amount, the “Redemption Amount”), subject to the Maximum Monthly Redemption Amount, by providing Borrower with a notice substantially in the form attached hereto as Exhibit A (each, a “Redemption Notice”, and each date on which Lender delivers a Redemption Notice, a “Redemption Date”). For the avoidance of doubt, Lender may submit to Borrower one (1) or more Redemption Notices in any given calendar month; provided that the aggregate Redemption Amounts in such calendar month do not exceed the Maximum Monthly Redemption Amount. Payments of each Redemption Amount may be made (a) in cash, or (b) by converting such Redemption Amount into Common Stock (each, a “Redemption Conversion”) per the following formula: the number of Conversion Shares equals the portion of the applicable Redemption Amount being converted divided by the Redemption Conversion Price (the “Conversion Shares”), or (c) by any combination of the foregoing, so long as the cash is delivered to Lender on the third (3rd) Trading Day immediately following the applicable Redemption Date and the Conversion Shares are delivered to Lender on or before the applicable Delivery Date (as defined below). Notwithstanding the foregoing, Borrower will not be entitled to elect a Redemption Conversion with respect to any portion of any applicable Redemption Amount and shall be required to pay the Redemption Amount in cash, if on the applicable Redemption Date there is an Equity Conditions Failure, and such failure is not waived in writing by Lender. Notwithstanding that failure to repay this Note in full by the Maturity Date is a Trigger Event, the Redemption Dates shall continue after the Maturity Date pursuant to this Section 3.2 until the Outstanding Balance is repaid in full.

3.3.             Allocation of Redemption Amounts. Following its receipt of a Redemption Notice, Borrower may either ratify Lender’s proposed allocation in the applicable Redemption Notice or elect to change the allocation by written notice to Lender by email within one (1) Trading Day of its receipt of such Redemption Notice, so long as the sum of the cash payments and the amount of Redemption Conversions equal the applicable Redemption Amount. If Borrower fails to notify Lender of its election to change the allocation prior to the deadline set forth in the previous sentence, it shall be deemed to have ratified and accepted the allocation set forth in the applicable Redemption Notice prepared by Lender. Borrower acknowledges and agrees that the amounts and calculations set forth thereon are subject to correction or adjustment because of error, mistake, or any adjustment resulting from an Event of Default or other adjustment permitted under the Transaction Documents (an “Adjustment”). Furthermore, no error or mistake in the preparation of such notices, or failure to apply any Adjustment that could have been applied prior to the preparation of a Redemption Notice may be deemed a waiver of Lender’s right to enforce the terms of any Note, even if such error, mistake, or failure to include an Adjustment arises from Lender’s own calculation. Borrower shall deliver the Conversion Shares from any Redemption Conversion to Lender in accordance with Section 8 below on or before each applicable Delivery Date.

4.            Borrower Redemptions. Subject to the limitations set forth in this Section 4, beginning on the Redemption Start Date, Borrower shall have the right to redeem any Redemption Amount, up to the Borrower Redemption Limit, by providing Lender with a notice substantially in the form attached hereto as Exhibit B (each, a “Borrower Redemption Notice”). Borrower will pay the applicable Redemption Amount by delivery of Conversion Shares (each instance of Redemption Conversion pursuant to this Section 4, a “Borrower Redemption Conversion”) at the Redemption Conversion Price. All Borrower Redemption Conversions shall be cashless and not require further payment from Lender. Borrower shall deliver the Conversion Shares from any Borrower Redemption Conversion to Lender in accordance with Section 8 below. Notwithstanding anything herein to the contrary: (a) Borrower may only submit a Borrower Redemption Notice if there is no Equity Conditions Failure as of the applicable Redemption Date; and (b) Borrower may not submit a Borrower Redemption Notice to Lender within five (5) Trading Days of delivery of any Conversion Shares pursuant to Borrower Redemption Notice or ten (10) Trading Days of delivery of Conversion Shares pursuant to a Redemption Notice. For the avoidance of doubt: (i) any Borrower Redemption Conversion will be considered a prepayment under Section 1.2 and the Redemption Amount will include any applicable prepayment premium; and (ii) Borrower may not submit a Borrower Redemption Notice during any period in which its obligation to deliver Conversion Shares that has not yet been fulfilled. By way of illustration only, if Borrower exercised its right to effect a Borrower Redemption Conversion for $100,000 and the applicable prepayment premium was 107.5%, the Redemption Amount would be $107,500.00 and the Outstanding Balance would be reduced by $100,000.00.

5.            Trigger Events, Defaults and Remedies.

5.1.             Trigger Events. The following are trigger events under this Note (each, a “Trigger Event”): (a) Borrower fails to pay any principal, interest, fees, charges, or any other amount when due and payable hereunder; (b) a receiver, trustee or other similar official shall be appointed over Borrower or a material part of its assets and such appointment shall remain uncontested for thirty (30) days or shall not be dismissed or discharged within sixty (60) days; (c) Borrower becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any; (d) Borrower makes a general assignment for the benefit of creditors; (e) Borrower files a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); (f) an involuntary bankruptcy proceeding is commenced or filed against Borrower; (g) Borrower fails to observe or perform any covenant set forth in Section 4 of the Purchase Agreement; (h) the occurrence of a Fundamental Transaction without Lender’s prior written consent; (i) Borrower fails to maintain the Share Reserve (as defined in the Purchase Agreement); (j) Borrower fails to deliver any Conversion Shares in accordance with the terms hereof; (k) Borrower defaults or otherwise fails to observe or perform any covenant, obligation, condition or agreement of Borrower contained herein or in any other Transaction Document (as defined in the Purchase Agreement) in any material respect, other than those specifically set forth in this Section 5.1 and Section 4 of the Purchase Agreement; (l) any representation, warranty or other statement made or furnished by or on behalf of Borrower to Lender herein, in any Transaction Document, or otherwise in connection with the issuance of this Note is false, incorrect, incomplete or misleading in any material respect when made or furnished; (m) Borrower effectuates a reverse split of its Common Stock without twenty (20) Trading Days prior written notice to Lender; (n) any money judgment, writ or similar process is entered or filed against Borrower or any of its property or other for which the liability that is not covered by insurance exceeds $3,000,000, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) calendar days unless otherwise consented to by Lender; (o) Borrower fails to be DWAC Eligible; or (p) Borrower breaches any covenant or other term or condition contained in any Other Agreements in any material respect. Notwithstanding the foregoing, the occurrence of any of the events described in subsections (g) – (i) and (k) – (o) above will not be considered Trigger Events if cured within five (5) Trading Days of the occurrence of such events, and on one (1) occasion the failure to either timely make a payment described in subsection (a) above or to timely deliver Conversion Shares as described in subsection (j) above will not be considered a Trigger Event if cured within three (3) Trading Days of the occurrence of such event.

5.2.             Trigger Event Remedies. At any time following the occurrence of any Trigger Event, Lender may, at its option, increase the Outstanding Balance by applying the Trigger Effect (subject to the limitation set forth below).

5.3.             Defaults. At any time following the occurrence of a Trigger Event, Lender may, at its option, send written notice to Borrower demanding that Borrower cure the Trigger Event within five (5) Trading Days. If Borrower fails to cure the Trigger Event within the required five (5) Trading Day cure period, the Trigger Event will automatically become an event of default hereunder (each, an “Event of Default”).

5.4.             Default Remedies. At any time and from time to time following the occurrence of any Event of Default, Lender may accelerate this Note by written notice to Borrower, with the Outstanding Balance becoming immediately due and payable in cash at the Mandatory Default Amount. Notwithstanding the foregoing, upon the occurrence of any Trigger Event described in clauses (b), (c), (d), (e), or (f) of Section 5.1, an Event of Default will be deemed to have occurred and the Outstanding Balance as of the date of the occurrence of such Trigger Event shall become immediately and automatically due and payable in cash at the Mandatory Default Amount, without any written notice required by Lender for the Trigger Event to become an Event of Default. At any time following the occurrence of any Event of Default, upon written notice given by Lender to Borrower, interest shall accrue on the Outstanding Balance beginning on the date the applicable Event of Default occurred at an interest rate equal to the lesser of eighteen percent (18%) per annum or the maximum rate permitted under applicable law (“Default Interest”). For the avoidance of doubt, Lender may continue making Redemption Conversions at any time following an Event of Default until such time as the Outstanding Balance is paid in full. In connection with acceleration described herein, Lender need not provide, and Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and Lender may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Lender at any time prior to payment hereunder and Lender shall have all rights as a holder of the Note until such time, if any, as Lender receives full payment pursuant to this Section 5.2. No such rescission or annulment shall affect any subsequent Trigger Event or Event of Default or impair any right consequent thereon. Nothing herein shall limit Lender’s right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to Borrower’s failure to timely deliver Conversion Shares upon Conversion of the Note as required pursuant to the terms hereof.

6.            Unconditional Obligation; No Offset. Borrower acknowledges that this Note is an unconditional, valid, binding and enforceable obligation of Borrower not subject to offset, deduction or counterclaim of any kind. Borrower hereby waives any rights of offset it now has or may have hereafter against Lender, its successors and assigns, and agrees to make the payments or Conversions called for herein in accordance with the terms of this Note.

7.            Waiver. No waiver of any provision of this Note shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

8.            Method of Conversion Share Delivery. On or before the close of business on the third (3rd) Trading Day following each Redemption Date (the “Delivery Date”), Borrower shall, provided it is DWAC Eligible at such time and such Conversion Shares are eligible for delivery via DWAC, deliver or cause its transfer agent to deliver the applicable Conversion Shares electronically via DWAC to the account designated by Lender in the applicable Redemption Notice. If Borrower is not DWAC Eligible or such Conversion Shares are not eligible for delivery via DWAC, it shall deliver to Lender or its broker (as designated in the Redemption Notice), via reputable overnight courier, a certificate representing the number of shares of Common Stock equal to the number of Conversion Shares to which Lender shall be entitled, registered in the name of Lender or its designee. For the avoidance of doubt, Borrower has not met its obligation to deliver Conversion Shares by the Delivery Date unless Lender or its broker, as applicable, has actually received the certificate representing the applicable Conversion Shares no later than the close of business on the relevant Delivery Date pursuant to the terms set forth above. Moreover, and notwithstanding anything to the contrary herein or in any other Transaction Document, in the event Borrower or its transfer agent refuses to deliver any Conversion Shares without a restrictive securities legend to Lender on grounds that such issuance is in violation of Rule 144 under the Securities Act of 1933, as amended (“Rule 144”), Borrower shall deliver or cause its transfer agent to deliver the applicable Conversion Shares to Lender with a restricted securities legend, but otherwise in accordance with the provisions of this Section 8. In conjunction therewith, Borrower will also deliver to Lender a written explanation from its counsel or its transfer agent’s counsel opining as to why the issuance of the applicable Conversion Shares violates Rule 144.

9.            Conversion Delays. If Borrower fails to deliver Conversion Shares by the Delivery Date, Lender may at any time prior to receiving the applicable Conversion Shares rescind in whole or in part such Conversion, with a corresponding increase to the Outstanding Balance (any returned amount will tack back to the Purchase Price Date for purposes of determining the holding period under Rule 144). In addition, for each Conversion, in the event that Conversion Shares are not delivered by the Delivery Date, a late fee equal to 2% of the applicable Conversion Share Value rounded to the nearest multiple of $100.00 but with a floor of $500.00 per day (but in any event the cumulative amount of such late fees for each Conversion shall not exceed 200% of the applicable Conversion Share Value) will be assessed for each day after the Delivery Date until Conversion Share delivery is made; and such late fees will be added to the Outstanding Balance (such fees, the “Conversion Delay Late Fees”).

10.          Issuance Cap. In the event the Common Stock is listed or quoted for trading on NASDAQ, and notwithstanding anything to the contrary contained in this Note or the other Transaction Documents, Borrower and Lender agree that the total cumulative number of shares of Common Stock issued to Lender hereunder together with all other Transaction Documents may not exceed the requirements of NASDAQ Listing Rule 5635(d) (the “Issuance Cap”), except that such limitation will not apply following Approval (defined below). If the number of shares of Common Stock issued to Lender reaches the Issuance Cap, so as not to violate the 20% limit established in Listing Rule 5635(d), Borrower, at its election, will use reasonable commercial efforts to obtain stockholder approval of the Note and the issuance of additional Conversion Shares, if necessary, in accordance with the requirements of NASDAQ Listing Rule 5635(d) (the “Approval”). If the Borrower is unable to obtain such Approval, any remaining Outstanding Balance of this Note must be repaid in cash. For the avoidance of doubt, failure to seek or obtain the Approval shall not be considered a Trigger Event hereunder.

11.           Restriction on Equity Sales. If at any time after the Redemption Start Date, Borrower is unable to issue Common Stock to Lender as result of any lock-up or other agreement or restriction prohibiting the issuance of Common Stock for a period of time lasting longer than sixty (60) days and incurred in connection with a financing of less than $20,000,000 in gross proceeds, then the Outstanding Balance will automatically be increased by one percent (1%) for each thirty (30) day period that Borrower is prohibited from issuing Common Stock (which increase shall be pro-rated for any partial period). For the avoidance of doubt, such increase to the Outstanding Balance shall be in addition to all other rights and remedies available to Lender under this Note and the other Transaction Documents and shall not be in lieu of, nor deemed to be a waiver of any other rights or remedies available to Lender under this Note or any of the other Transaction Documents, including without limitation calling a Trigger Event if Borrower fails to deliver Conversion Shares in accordance with the terms of this Note.

12.          Ownership Limitation. Notwithstanding anything to the contrary contained in this Note or the other Transaction Documents, Borrower shall not effect any issuance of Conversion Shares hereunder to the extent that after giving effect to such conversion would cause Lender (together with its affiliates) to beneficially own a number of shares exceeding 4.99% of the number of shares of Common Stock outstanding on such date (including for such purpose the Common Stock issuable upon such issuance) (the “Maximum Percentage”). For purposes of this section, beneficial ownership of Common Stock will be determined pursuant to Section 13(d) of the 1934 Act. By written notice to Borrower, Lender may increase, decrease or waive the Maximum Percentage as to itself but any such waiver will not be effective until the 61st day after delivery thereof. The foregoing 61-day notice requirement is enforceable, unconditional and non-waivable and shall apply to all affiliates and assigns of Lender.

13.          Opinion of Counsel. In the event that an opinion of counsel is needed for any matter related to this Note, Lender has the right to have any such opinion provided by its counsel.

14.          Governing Law; Venue. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. The provisions set forth in the Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference.

15.          Arbitration of Disputes. By its issuance or acceptance of this Note, each party agrees to be bound by the Arbitration Provisions (as defined in the Purchase Agreement) set forth as an exhibit to the Purchase Agreement.

16.          Cancellation. After repayment or conversion of the entire Outstanding Balance, this Note shall be deemed paid in full, shall automatically be deemed canceled, and shall not be reissued.

17.          Amendments. The prior written consent of both parties hereto shall be required for any change or amendment to this Note.

18.          Assignments. Borrower may not assign this Note without the prior written consent of Lender. This Note and any Common Stock issued upon conversion of this Note may be offered, sold, assigned or transferred by Lender without the consent of Borrower, subject to restrictions on transfer pursuant to the Securities Act of 1933 and state and foreign securities laws.

19.          Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the subsection of the Purchase Agreement titled “Notices.”

20.          Liquidated Damages. Lender and Borrower agree that in the event Borrower fails to comply with any of the terms or provisions of this Note, Lender’s damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties’ inability to predict future interest rates, future share prices, future trading volumes and other relevant factors. Accordingly, Lender and Borrower agree that any fees, balance adjustments, Default Interest or other charges assessed under this Note are not penalties but instead are intended by the parties to be, and shall be deemed, liquidated damages (under Lender’s and Borrower’s expectations that any such liquidated damages will tack back to the Purchase Price Date for purposes of determining the holding period under Rule 144).

21.          Severability. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objective of Borrower and Lender to the fullest extent permitted by law and the balance of this Note shall remain in full force and effect.

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IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the Effective Date.

BORROWER:

iMedia Brands, Inc.

By:	/s/ Tim Peterman
Tim Peterman, Chief Executive Officer

ACKNOWLEDGED, ACCEPTED AND AGREED:

LENDER:

Growth Capital Partners, LLC

By:	/s/ Scott Brown
Scott Brown, President

[Signature Page to Convertible Promissory Note]

ATTACHMENT 1

DEFINITIONS

For purposes of this Note, the following terms shall have the following meanings:

A1.         “Borrower Redemption Limit” means twenty-five percent (25%) of the median daily dollar trading volume of the Common Stock for the ten (10) Trading Days immediately preceding the Redemption Date; provided, however, that the Borrower Redemption Limit may be exceeded with mutual consent of both parties.

A2.         “Closing Bid Price” and “Closing Trade Price” means the last closing bid price and last closing trade price, respectively, for the Common Stock on its principal market, as reported by Bloomberg, or, if its principal market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price (as the case may be) then the last bid price or last trade price, respectively, of the Common Stock prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if its principal market is not the principal securities exchange or trading market for the Common Stock, the last closing bid price or last trade price, respectively, of the Common Stock on the principal securities exchange or trading market where the Common Stock is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of the Common Stock in the over-the-counter market on the electronic bulletin board for the Common Stock as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for the Common Stock by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for the Common Stock as reported by OTC Markets Group, Inc., and any successor thereto. If the Closing Bid Price or the Closing Trade Price cannot be calculated for the Common Stock on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Trade Price (as the case may be) of the Common Stock on such date shall be the fair market value as mutually determined by Lender and Borrower. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

A3.         “DTC” means the Depository Trust Company or any successor thereto.

A4.         “DTC/FAST Program” means the DTC’s Fast Automated Securities Transfer program.

A5.         “DWAC” means the DTC’s Deposit/Withdrawal at Custodian system.

A6.       “DWAC Eligible” means that (a) Borrower’s Common Stock is eligible at DTC for full services pursuant to DTC’s operational arrangements, including without limitation transfer through DTC’s DWAC system; (b) Borrower has been approved (without revocation) by DTC’s underwriting department; (c) Borrower’s transfer agent is approved as an agent in the DTC/FAST Program; (d) the Conversion Shares are otherwise eligible for delivery via DWAC; and (e) Borrower’s transfer agent does not have a policy prohibiting or limiting delivery of the Conversion Shares via DWAC.

A7.        “Equity Conditions Failure” means that any of the following conditions has not been satisfied on any given Redemption Date: (a) with respect to the applicable date of determination all of the Conversion Shares would be (i) registered for trading under applicable federal and state securities laws, (ii) freely tradable under Rule 144, or (iii) otherwise freely tradable without the need for registration under any applicable federal or state securities laws; (b) the applicable Conversion Shares would be eligible for immediate resale by Lender; (c) no Trigger Event shall have occurred; (d) the average and median daily dollar volume of the Common Stock on its principal market for the previous twenty (20) and two hundred (200) Trading Days shall be greater than $150,000.00; (e) the five (5) day VWAP of the Common Stock is greater than or equal to $1.00; and (f) the Common Stock is trading on Nasdaq or NYSE.

A8.       “Fundamental Transaction” means that (a) (i) Borrower shall, directly or indirectly, in one or more related transactions, consolidate or merge with or into (whether or not Borrower is the surviving corporation) any other person or entity whereby Borrower’s shareholders immediately prior to such transaction own less than 50% of Borrower’s outstanding shares of voting stock immediately subsequent to such transaction, or (ii) Borrower shall, directly or indirectly, in one or more related transactions, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other person or entity, or (iii) Borrower shall, directly or indirectly, in one or more related transactions, allow any other person or entity to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the person or persons making or party to, or associated or affiliated with the persons or entities making or party to, such purchase, tender or exchange offer), or

Attachment 1 to Convertible Promissory Note, Page 1

(iv) Borrower shall, directly or indirectly, in one or more related transactions, consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person or entity whereby such other person or entity acquires more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock or share purchase agreement or other business combination), or (v) Borrower shall, directly or indirectly, in one or more related transactions, reorganize, recapitalize or reclassify the Common Stock, other than an increase in the number of authorized shares of Borrower’s Common Stock, or (b) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding voting stock of Borrower.

A9.         “Major Trigger Event” means any Trigger Event occurring under Sections 5.1(a) - 5.1(i).

A10.       “Mandatory Default Amount” means the Outstanding Balance following the application of the Trigger Effect.

A11.       “Maximum Monthly Redemption Amount” means $1,500,000.00 per calendar month.

A12.       “Minor Trigger Event” means any Trigger Event that is not a Major Trigger Event.

A13.       “OID” means original issue discount.

A14.      “Other Agreements” means, collectively, (a) all existing and future agreements and instruments between, among or by Borrower (or an affiliate), on the one hand, and Lender (or an affiliate), on the other hand, and (b) any financing agreement or a material agreement that affects Borrower’s ongoing business operations.

A15.      “Outstanding Balance” means as of any date of determination, the Purchase Price, as reduced or increased, as the case may be, pursuant to the terms hereof for payment, Conversion, offset, or otherwise, the OID, accrued but unpaid interest, collection and enforcements costs (including attorneys’ fees) incurred by Lender, transfer, stamp, issuance and similar taxes and fees related to Conversions, and any other fees or charges (including without limitation Conversion Delay Late Fees) incurred under this Note.

A16.       “Purchase Price Date” means the date the Purchase Price is delivered by Lender to Borrower.

A17.       “Redemption Conversion Price” means ninety percent (90%) multiplied by the lowest daily VWAP during the five (5) Trading Days immediately preceding the date the applicable Redemption Notice is delivered.

A18.       “Trading Day” means any day on which Borrower’s principal market is open for trading.

A19.       “Trigger Effect” means multiplying the Outstanding Balance as of the date the applicable Trigger Event occurred by (a) ten percent (10%) for each occurrence of any Major Trigger Event, or (b) five percent (5%) for each occurrence of any Minor Trigger Event, and then adding the resulting product to the Outstanding Balance as of the date the applicable Trigger Event occurred, with the sum of the foregoing then becoming the Outstanding Balance under this Note as of the date the applicable Trigger Event occurred; provided that the Trigger Effect may only be applied three (3) times hereunder with respect to Major Trigger Events and three (3) times hereunder with respect to Minor Trigger Events; and provided further that the Trigger Effect shall not apply to any Trigger Event pursuant to Section 5.1(j) hereof.

A20.       “VWAP” means the volume weighted average price of the Common Stock on the principal market for a particular Trading Day or set of Trading Days, as the case may be, as reported by Bloomberg.

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Attachment 1 to Convertible Promissory Note, Page 2

EXHIBIT A

Growth Capital Partners, LLC

250 E. 200 S., Floor 16

Salt Lake City, Utah 84111

iMedia Brands, Inc.	Date:
6740 Shady Oak Road
Eden Prairie, Minnesota 55344-3433

REDEMPTION NOTICE

The above-captioned Lender hereby gives notice to iMedia Brands, Inc., a Minnesota corporation (the “Borrower”), pursuant to that certain Convertible Promissory Note made by Borrower in favor of Lender on April 18, 2022 (the “Note”), that Lender elects to redeem a portion of the Note in Conversion Shares or in cash as set forth below. In the event of a conflict between this Redemption Notice and the Note, the Note shall govern, or, in the alternative, at the election of Lender in its sole discretion, Lender may provide a new form of Redemption Notice to conform to the Note. Capitalized terms used in this notice without definition shall have the meanings given to them in the Note.

REDEMPTION INFORMATION

A.	Redemption Date: ____________, 202_
B.	Redemption Amount: ____________
C.	Portion of Redemption Amount to be Paid in Cash: ____________
D.	Portion of Redemption Amount to be Converted into Common Stock: ____________ (B minus C)
E.	Redemption Conversion Price: _______________
F.	Conversion Shares: _______________ (D divided by E)
G.	Remaining Outstanding Balance of Note: ____________ *

* Subject to adjustments for corrections, defaults, interest and other adjustments permitted by the Transaction Documents (as defined in the Purchase Agreement), the terms of which shall control in the event of any dispute between the terms of this Redemption Notice and such Transaction Documents.

Please transfer the Conversion Shares, if applicable, electronically (via DWAC) to the following account:

Broker:	Address:
DTC#:
Account #:
Account Name:

Sincerely,

Lender:

Growth Capital Partners, LLC

By:
Scott Brown, President

EXHIBIT B

iMedia Brands, Inc.

6740 Shady Oak Road

Eden Prairie, Minnesota 55344-3433

Growth Capital Partners, LLC	Date:
250 E. 200 S., Floor 16
Salt Lake City, Utah 84111

BORROWER REDEMPTION NOTICE

iMedia Brands, Inc., a Minnesota corporation (“Borrower”), hereby gives notice to Growth Capital Partners, LLC (“Lender”), pursuant to that certain Convertible Promissory Note made by Borrower in favor of Lender on April 18, 2022 (the “Note”), that Borrower elects to redeem a portion of the Note in Conversion Shares or in cash as set forth below. In the event of a conflict between this Redemption Notice and the Note, the Note shall govern. Capitalized terms used in this notice without definition shall have the meanings given to them in the Note.

REDEMPTION INFORMATION

A.	Redemption Date: ____________, 202_
B.	Redemption Amount: ____________ (amount being redeemed plus the prepayment premium)
C.	Balance Reduction Amount: _________ (amount being redeemed prior to application of premium)
D.	Redemption Conversion Price: _______________
E.	Conversion Shares: _______________ (B divided by D)
F.	Remaining Outstanding Balance of Note: ____________ *

* Subject to adjustments for corrections, defaults, interest and other adjustments permitted by the Transaction Documents (as defined in the Purchase Agreement), the terms of which shall control in the event of any dispute between the terms of this Redemption Notice and such Transaction Documents.

Please promptly notify Borrower to which account to transfer the Conversion Shares, if applicable, electronically (via DWAC) or the shares will be transferred to the last account information provided by Lender:

Sincerely,

iMedia Brands, Inc.

By:
Tim Peterman, Chief Executive Officer